Exhibit 99.1

Armstrong World Industries Announces Board of Directors Changes

LANCASTER, Pa., March 30, 2010 – Armstrong World Industries, Inc. (NYSE: AWI) today announced three directors, Judith R. Haberkorn, James C. Melville and Edward E. Steiner, will not stand for re-election when their respective terms expire. Melville and Steiner have served as the Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust (“the Trust”) designated directors under the TPG-Trust shareholder agreement since September 22, 2009. Ms. Haberkorn has served as director since July 1998.

“Jim and Ed provided significant value during their service and the board is very grateful for their support. Judy has been a tremendous asset to Armstrong for many years, providing seasoned leadership counsel and a deep understanding of corporate governance,” said Jim O’Connor, chairman of the board. “We thank her for the long-term dedication in her multiple roles on the board, and for the special contribution and expertise she has provided to Armstrong and its shareholders.”

The company expects to announce director nominees selected by the Trust in its forthcoming Proxy Statement in late April. Ms. Haberkorn and Messrs. Melville and Steiner will continue to serve until successors are elected and qualified at the company’s Annual Meeting of Shareholders, and annual election of directors, to be held July 2, 2010.

# # #

Contacts
Beth Riley, bariley@armstrong.com
Investors: News media:	(717) 396-6354 (866) 321-6677

About Armstrong

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2009, Armstrong’s consolidated net sales totaled approximately $2.8 billion. Based in Lancaster, Pa., Armstrong operates 36 plants in nine countries and has approximately 10,800 employees worldwide. For more information, visit www.armstrong.com.